Exhibit 10.21

TRX DATA SERVICES, INC.

SERVICE AGREEMENT

This Service Agreement (this “Agreement”) is made and entered into this 1st day of July 1st, 2004 (the “Effective Date”) by and between TRX Data Services, Inc. a Virginia corporation with offices located at 8405 Greensboro Drive, Suite 140, McLean, VA 22102 USA (hereinafter “TRX”) and American Express Travel Related Services Company, Inc., with offices located at World Financial Center, 200 Vessey Street, New York, New York 10285 (hereinafter “Client”).

BACKGROUND

TRX provides travel-related information gathering and reporting tools to its customers in a service bureau format. Client wishes to utilize the service bureau services in its business under the terms and conditions set forth herein. For good and valuable consideration, the parties agree as follows:

1.	Definitions.

a. Confidential Information. Means nonpublic proprietary information other than Trade Secrets, of value to its owner, and any data or information defined as a Trade Secret but which is determined by a court of competent jurisdiction not to be trade secret under applicable law.

b. Custom Modifications. Means changes to the Software, requested by Client and made by TRX that change existing functionality of the Software to meet specific needs of Client. Client will be charged an additional fee to be negotiated and agreed upon in writing for any Custom Modifications. Ownership of all Custom Modifications and all proprietary rights related thereto shall remain with TRX.

c. Intellectual Property Rights. Means any and all now known or hereafter known tangible and intangible worldwide patents, copyrights, moral rights, trademarks, Trade Secrets, Confidential Information or other intellectual property rights, whether arising by operation of law, contract, license, or otherwise, and all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in the foregoing).

d. Proprietary Information. Means, collectively and without regard to form, any third party information that either party has agreed to treat as confidential, information regulated by state or federal law concerning disclosure or use, Confidential Information, and Trade Secrets.

e. Service Bureau Facility. Means the computer facility located at TRX’s Virginia office, or other facilities from time to time as designated by TRX, from which TRX will provide Services to Client.

f. Services. Means access to, use and support of the Software known as “DATATRAX” including Custom Modifications, if any, and any other services to be provided under this Agreement, if any, to be provided by TRX to Client hereunder. Such services are more particularly described in Exhibit A.

i. Software. Means TRX’s DATATRAX software and related documentation utilized by TRX to provide the Services including all derivative works, updates, and enhancements thereto.

j. Trade Secrets. Means information which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

k. Work Order. Means the form attached hereto as Exhibit C used to describe the Service Provider Services to be provided under this Agreement.

2.	Grant of Rights.

a. Client Rights. On the Effective Date, TRX grants to Client, and Client accepts, a nonassignable, nontransferable, and nonexclusive limited right for Client to access and use the Services solely for Client’s internal use during the Term, subject to the provisions of this Agreement. This right is personal to Client. In the event that the parties wish to expand this grant of rights to include another affiliated entity or Client’s customers’ use of the Services, such right shall only be granted upon the execution of a written amendment to this Agreement.

b. Reservation of Rights. TRX reserves the right, in its sole discretion and with prior notice to Client, to modify, discontinue, add, adapt, or otherwise change any design or specification of the Services and/or TRX's policies, procedures, and requirements specified in or related hereto.

c. Exclusivity. For the period beginning upon execution of this Agreement and continuing for a period of     *    , Client shall receive exclusive access to those reports listed in Exhibit B (“Exclusivity Period”). At the end of the Exclusivity Period, TRX shall have the right to market those DATATRAX reports at its discretion.

3.	Provision of Services.

TRX shall provide the Services as detailed as in Exhibit B and Client shall accept the Services provided by TRX upon the terms and conditions provided herein. The parties may agree on the provision of additional Services, including Custom Modifications upon the execution of a Work Order in the form attached as Exhibit C. The terms and conditions of this Agreement apply to all Work Orders executed hereunder.

4.	TRX’s Proprietary Rights; Client Restrictions.

a. TRX Ownership. TRX owns and shall retain all right, title and interest in and to the Intellectual Property Rights in the Services, and the Proprietary Information of TRX, including without limitation all Software, Custom Modifications, if any, source and object code, specifications, designs, processes, techniques, concepts, improvements, discoveries and inventions, including without limitation any modifications, improvements or derivative works thereof and all works of authorship created, invented, reduced to practice, authored, developed, or delivered by TRX or any third party, either solely or jointly with others, arising from this

* CONFIDENTIAL TREATMENT REQUESTED

Agreement or any amendment to it, including without limitation all copies and portions thereto, whether made by or under the direction of TRX or Client (“TRX Intellectual Property”).

b. Nondisclosure. Client acknowledges that the Services, Custom Modifications, if any, and other information provided by TRX to Client represent Proprietary Information of TRX and the source code that underlies the Services is a Trade Secret owned by TRX. Each party agrees with the other (i) to hold the Proprietary Information in the strictest confidence, (ii) not to, directly or indirectly, copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information to any third party, subject to the provisions of subsection (iv) below, (iii) not to make use of the Proprietary Information other than for the permitted purposes under of this Agreement, and (iv) to disclose the Proprietary Information only to their respective representatives requiring such material for effective performance of this Agreement and who have undertaken an obligation of confidentiality and limitation of use consistent with this Agreement. Each party hereto shall institute internal operating procedures to assure limited access and use of Proprietary Information consistent with this Agreement, and shall exercise due care to monitor and ensure compliance with this Agreement. The nondisclosure and confidentiality obligations set forth in this Section 4(b) shall survive termination of this Agreement for any reason and shall remain in effect with respect to Trade Secrets for as long as the owner of such information is entitled to protection thereof and with respect to Confidential Information for a period of five (5) years after termination hereof.

c. Acceptable Use. Client shall not, and will not permit others to, engage in activities prohibited by TRX (and will investigate any alleged violations thereof), including, without limitation: (i) intentionally accessing data not intended for Client’s use, (ii) attempting to breach security or authentication measures without proper authorization or interfering with the Services, (iii) taking any action in order to obtain Services to which Client is not entitled, or (iv) assisting or permitting any persons in engaging in any of the activities described above.

d. By virtue of this Agreement, Client acquires only the non-exclusive right as described above to receive the Services provided by TRX through the use of TRX’s proprietary Software and related documentation, and does not acquire any license thereto or any rights of ownership in such materials, including any Custom Modifications. Client is specifically prohibited from reselling, licensing, or sublicensing the Software or establishing its own service bureau.

e. Client agrees not to remove, alter or conceal any product identification, copyright notices, or other notices or proprietary restrictions from the Client documentation provided to Client by TRX, and to reproduce any and all such notices on any copies of such materials. In the event that Client wishes to display Client’s own trademarks, trade names, and service marks on the Internet in connection with its use of the Services (“Private Label”), the parties may mutually agree to amend this Agreement in writing and Client will be charged an additional fee.

5.	Client Support Services.

a. Services Provided. During the term of this Agreement, TRX will provide the following support services to Client:

(i) Second Level Support: TRX will provide reasonable consultation and support via Internet or telephone to Client’s designated representative regarding the

operation of the Services up to     *    . Client may purchase additional support at the hourly rate stated in Exhibit E. Client’s designated representative shall provide support to Client’s internal users.

(ii) Error Correction: In the event Client encounters an error, bug or malfunction in the Services, Client’s designated representative shall describe the problem to TRX in writing and shall indicate Client’s assessment of the severity of same. Severity Levels are described below:

(a)	Level A. Critical Problem. A “Critical Problem” shall mean a problem resulting in the inability of Client to utilize Services or a problem that causes a critical data integrity defect, such as reporting of substantially incomplete, inaccurate or corrupted data.

(b)	Level B. Major Problem. A “Major Problem” shall mean a problem that materially restricts the utilization of the Services but that does not render the Services unusable, such as the inability to run a major application, function or feature, or a failure that requires ongoing intervention to maintain productive use.

(c)	Level C. Minor Problem. A “Minor Problem” shall mean a problem that does not materially restrict use of the Services but does cause less significant features (that are not critical to the operation) to be unavailable.

(d)	Acknowledgement. Client acknowledges that problems may not be within TRX’s ability to control or fix. TRX shall use reasonable best efforts to verify the cause of the problem, and if the error is due to any act or omission of TRX, TRX’s sole obligation shall be to use its reasonable efforts to correct the reported problem. TRX shall have no obligation regarding any problem that is outside of its control or otherwise not due to any act or omission of TRX.

(e)	Service Levels.

(i) TRX shall respond to such problems reported by Client within the following timeframes:

a.     *     for a Critical Problem; and

b.     *     for Major or Minor Problems.

(ii) TRX will respond in writing to each report with an estimate of the time necessary to resolve the reported error, efforts made to escalate problem resolution if needed, and will advise Client in writing when remedies have been implemented. TRX shall exercise all commercially reasonable efforts to correct the problem as promptly as possible.

(iii) In addition, with respect to a Critical Problem report, TRX will: (a) assign a data analyst to identify the Critical Problem, (b) provide Client

* CONFIDENTIAL TREATMENT REQUESTED

with reports every     *     on the status of corrections, and (c) exercise reasonable efforts on an urgent first priority basis to provide Client with a workaround or a fix. TRX shall use its best efforts to resolve all Critical Problems within     *    . TRX shall use reasonable efforts to resolve all Major Problems within five business days.

(iv) In the event of such an error, bug or malfunction which the parties mutually agree has caused a material adverse effect on Client’s use of the Services which error, bug or malfunction cannot be corrected by TRX, the Client may, as its sole remedy,     *    . In the event of     *    , if a Work Order has been commenced but not completed, TRX shall     *     for such incomplete Work Order. Client acknowledges that TRX shall have no obligation to correct any error, bug or malfunction in the Services that is not due to any act or omission of TRX.

b. Training. TRX shall provide     *     for up to     *     Client personnel upon payment of the implementation fee specified by TRX. Client shall be responsible for its own expenses associated with such training. TRX shall provide up to     *     of additional implementation training via telephone, email, or internet at no additional charge.

c. Responsibilities Of Client. Throughout the term of this Agreement, and as a condition of TRX’s obligation to provide services under this Agreement, Client agrees that it will:

(i) Provide all information reasonably requested by TRX to assist in identifying and solving reported errors.

(ii) Designate one operational Client Representative (the initial Client Representative being named on Exhibit D) who will be the contact person through which all support and/or problem communications will be made. Client may, from time to time, change the designated operational Client Representative, which change shall be effective only upon TRX’s receipt of written notice thereof. At no time shall Client have more than one (1) operational Client Representative. Client shall ensure that any appointed operational Client Representative is knowledgeable in the operation and use of the TRX Services, any operating system(s) and hardware installed at the Client’s site used to access the Services.

6.	Pricing and Payment.

a. The fees for the Services provided pursuant to the Agreement are set forth on Exhibit E attached hereto. Client paid the Implementation Fee upon signing the term sheet. The annual Maintenance Fee is due July 1st of each year of this Agreement. Client will not be invoiced for a     *    . Beginning the October 1, 2004, Client will prepay the applicable     *     listed in Exhibit E. All     *     shall be prepaid no later than     *     in immediately available U.S. Dollars without withholding deduction or offset. In the event that the actual Transaction Fees incurred by Client     *     exceed the     *

* CONFIDENTIAL TREATMENT REQUESTED

    *    , Client will be invoiced     *     concurrent with the following     *    . Prepayment is not contingent upon Client’s collection efforts from its customers. Client shall pay interest on all amounts not paid when due at the rate of 1.5% per month or the highest lawful rate, if less. TRX shall have the right to suspend the Services or terminate this Agreement for nonpayment upon ten (10) days written notice.

b. If, in good faith, Client disputes any invoice amount, Client shall promptly provide TRX with written notice of such dispute (“Dispute Notice”) including a statement of the amount and the nature of the dispute. Client shall not be relieved of payment of any undisputed amounts in the event that Client provides a Dispute Notice. The parties agree to work in good faith to resolve the dispute within seven (7) days following receipt of Dispute Notice by TRX. If no mutually agreeable resolution is reached within such period, TRX may, in its sole discretion elect to continue to attempt to resolve the dispute or to submit the matter to binding arbitration in accordance with Section 10 hereof.

c. TRX may provide written notice of its intention to increase fees in any term after the initial term. TRX will work in good faith to provide notice of such increase to Client at least 365 days prior to the beginning of a new term. If the proposed new fees are unacceptable to Client, Client may terminate this Agreement without penalty at the end of the current term on at least one hundred eighty (180) days prior written notice.

d. Notwithstanding Section 6(c) above, TRX may, once per year during the term of this Agreement, in its reasonable discretion and upon reasonable notice to Client, increase the fees by the greater of     *     or the percentage increase in the Consumer Price Index for Urban Consumers (CPI-U), as reported by the U.S. Department of Labor, Bureau of Labor Statistics, for the twelve (12) months preceding the notice by TRX of such increase in fees. In no event shall TRX increase its fees more than once annually (where such annual period is determined by the Effective Date).

e. The fees for the Services do not include any charge for taxes, and Client is solely responsible for paying any and all federal, state and local taxes (including without limitation any and all sales or use taxes or export/import taxes and customs duties) attributable to the Services rendered by TRX in connection with this Agreement, excluding only taxes based upon the net income of TRX. To the extent Client is obligated to pay any state or local taxes incurred as a result of the rendition of Services within the State of Virginia, TRX will collect and remit such taxes on behalf of Client only in such cases where TRX is legally obligated to collect and remit such taxes in Virginia. In all other jurisdictions, Client will bear the sole responsibility to properly self-assess and remit to the proper taxing authorities any federal, state, or local taxes incurred as a result of the Services performed under this Agreement and/or any tax incurred as a result of any tangible personal property transferred or used by Client incident to such Services. Client will indemnify and pay to TRX any taxes and/or penalties and interest for which TRX is claimed to be liable as a result of the Services performed under this Agreement. Should TRX be assessed under audit within any jurisdiction for any alleged deficient tax liabilities owed or alleged as a result of the Services performed under this Agreement, and Client has, in fact, paid such taxes, Client will provide appropriate documentation to the applicable taxing jurisdiction as proof that such taxes have been paid accordingly. Any reference in this Agreement, or any

* CONFIDENTIAL TREATMENT REQUESTED

exhibit hereto, to the term “taxes” shall be construed to mean all United States federal, state and local taxes.

f. Client will reimburse TRX for any reasonable expenses (e.g. transportation) incurred as a result of the performance of Services in accordance with this Agreement. Such expenses will be subject to prior written approval by Client in advance.

7.	Limited Warranty.

a. TRX represents and warrants that it will provide the Services hereunder in a timely, workmanlike fashion and in accordance with industry standards.

b. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 7, THE SERVICES ARE PROVIDED AS-IS AND TRX MAKES NO EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE SERVICES, OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. TRX DOES NOT WARRANT THAT ALL ERRORS CAN OR WILL BE CORRECTED OR THAT THE SERVICES WILL OPERATE WITHOUT ERROR.

8.	Limitations of Liability.

NEITHER TRX NOR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, WILL BE LIABLE TO CLIENT FOR ANY CLAIMS FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE SERVICES PROVIDED BY THIS AGREEMENT OR A BREACH OF THE AGREEMENT, WHETHER SUCH DAMAGES OR CLAIMS ARE BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE. TRX’S MAXIMUM LIABILITY FOR ANY DAMAGES OR INJURIES TO CLIENT HEREUNDER SHALL NOT EXCEED THE TOTAL SERVICE FEE PAID BY CLIENT FOR THE SERVICES PROVIDED HEREUNDER FOR ONE (1) YEAR IMMEDIATELY PRECEEDING THE YEAR IN WHICH THE CLAIM AROSE, REDUCED BY ANY AMOUNTS OWED TO TRX BY CLIENT. THIS LIMITATION SHALL APPLY REGARDLESS OF THE FORM OF ACTION.

9.	Term and Termination.

a. The initial term of this Agreement shall be three years from July 1,2004 and shall automatically renew for successive one (1) year terms unless either party provides notice of termination at least one hundred eighty (180) days prior to the end of the current term. The period beginning December 5, 2003 through June 30, 2004 will be defined as the implementation period. July 1, 2004 through September 30, 2004 will be a ramp up period.

b. Either party may terminate this Agreement and rights granted herein if the other party breaches any of the provisions of this Agreement and fails to remedy such breach within thirty (30) days after receiving written notice thereof. Termination of this Agreement shall not constitute either party’s exclusive remedy for breach or non-performance by the other party, and each party shall be entitled to seek all other available remedies, both legal and equitable, including injunctive relief.

c. Should either party (1) admit in writing its inability to pay its debts generally as they become due; (2) make a general assignment for the benefit of creditors; (3) institute proceedings to be adjudicated a voluntary bankrupt; (4) consent to the filing of a petition of bankruptcy against it; (5) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (6) seek reorganization under any bankruptcy act; (7) consent to the filing of a petition seeking such reorganization; or (8) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs; then, in any such event, the other party, at its option and without prior notice, may terminate this Agreement effective immediately.

d. Either party may terminate this Agreement for no cause effective upon at least sixty (60) days written notice. In the event that Client elects to terminate without cause in the first twelve months of the initial term of this Agreement, a termination fee of $40,000 will be due. If Client elects to terminate without cause after completion of the first year of the initial term of the Agreement, the termination fee payable will equal a prorated portion of $40,000 determined by the number of months remaining from the effective date of termination to October 31, 2005. Client will not be subject to an early termination fee after October 31, 2005. Any termination fee owed to TRX shall be in addition to any other fees that are owed to TRX pursuant to this Agreement prior to the effective date of termination. This termination fee shall be in lieu of any other fees that otherwise would accrue under this Agreement following the effective date of the termination.

e. Upon termination of this Agreement for any reason, TRX shall immediately terminate access to the Services. Client shall return all documentation related to the Services.

f. Where the context or wording of a section indicates, the terms of this Agreement shall survive its termination, including, without limitation, Sections 4, 6a, 7, 8, 9e, 10, and 11 hereof.

10.	Dispute Resolution.

Except for claims seeking injunctive relief for which court relief may be sought, the parties shall arbitrate any dispute resulting from or arising as a result of this Agreement. Any such arbitration shall be in accordance with the commercial rules of the American Arbitration Association (“AAA”). Any such arbitration shall be held in Atlanta, Georgia USA and directed by the AAA. Notwithstanding the foregoing or the then-current specified commercial rules of the AAA, the following shall apply with respect to the arbitration proceeding: (a) the arbitration proceedings shall be conducted by one (1) arbitrator selected by the parties, provided, if the parties fail to make such designation within five (5) days after receipt by the AAA of the demand for arbitration, the AAA shall make the appointment in its sole discretion (provided such arbitrator shall have experience and knowledge of software and service bureau transactions; and (b) the existence, subject, evidence, proceedings and rulings resulting from the arbitration proceedings shall be deemed Confidential Information, and shall not be disclose by either party, their representatives, or the arbitrator except: (i) to the professional advisors of each of the parties; (ii) in connection with a public offering of securities of either of the parties; (iii) as ordered by any court of competent jurisdiction; or (iv) as required to comply with any applicable governmental statute or regulation.

11.	General

a. The language of this Agreement, the reports and documents required by it or arising in connection with it and of negotiations between the parties shall be in English.

b. This Agreement, including the Exhibits and Schedules attached hereto, represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any and all previous discussions and communications. Any subsequent amendments and/or additions hereto are effective only if in writing and signed by both parties. Client may not assign its rights or obligations under this Agreement without the prior written consent of TRX. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

c. This Agreement has been made, executed and delivered in the State of Georgia, United States of America, in which state the offices of TRX are located. Accordingly, the parties invoke the laws of the State of New York, USA, regarding the protection of their rights and enforcement of their obligations hereunder and they mutually stipulate and agree that this Agreement is in all respects (including but not limited to, all matters of interpretation, validity, performance and the consequences of breach and termination) to be exclusively construed, governed and enforced in accordance with the internal laws of the State of New York, USA, excluding all conflict of laws rules as from time to time amended and in effect. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement. Except as provided in Section 10 (Arbitration) and Section 11d (Injunctive Relief), any action related to or arising out of this Agreement shall be venued solely in the Federal District Court for the Southern District of New York and the parties irrevocably commit to the jurisdiction of said courts. It is acknowledged that all Services performed by TRX on behalf of Client under this Agreement are to be performed within the State of Virginia.

d. In the event Client is in breach, or threatens to breach any covenants of this Agreement, Client acknowledges and agrees that TRX will be greatly damaged and that such breach(es) will be irreparable and difficult to quantify; therefore, TRX may apply to any court of competent jurisdiction in the United States (or any other jurisdiction accepting jurisdiction under this specific provision of the Agreement), who, notwithstanding the provisions of Section 11c (Governing Law), will apply the laws of its own jurisdiction in determining whether relief shall be granted to TRX, for injunctive or other equitable relief to restrain such breach or threat of breach, without impairing, invalidating, negating or voiding TRX’s rights to relief either at law or in equity. In the event that any or all of the covenants hereunder are determined by the court of competent jurisdiction to be invalid or unenforceable, by reason that the breadth of restrictions are too great, or for any other reason, these covenants shall be modified and interpreted to extend over the maximum geographic area, period of time, range of activities or other restrictions to which they may be enforceable.

e. Headings of paragraphs in this Agreement are inserted for convenience only, and are in no way intended to limit or define the scope and/or interpretation of this Agreement.

f. The failure of either party at any time to require performance by the other party of any provision hereof is not to affect in any way the full rights of such party to require such performance at any time thereafter, nor is the waiver by either party of a breach of any provision hereof to be taken or held to be a waiver of the provision itself or any future breach.

g. The parties hereto are independent contractors, and nothing in this Agreement is to be construed to create a partnership, joint venture, or agency relationship.

h. If any part, term, or provision of this Agreement is held to be illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions are not to be affected thereby.

i. Any notice given pursuant to this Agreement shall be in writing and shall be given by personal service, overnight courier or by first class mail, postage prepaid to the addresses appearing at the beginning of this Agreement, or as changed through written notice to the other party. Notice given by personal service or overnight courier shall be deemed effective on the date it is delivered to the addressee, and notice mailed shall be deemed effective on the fifth (5th) business day following its placement in the mail addressed to the addressee.

j. No party shall be liable for failure to perform or delay in performing all or any part of its obligations under this Agreement to the extent that such failure or delay is due to any cause or circumstance reasonably beyond the control of such party including, without limitation, acts of God, fire, flood, storms, earthquake, strike or other labor dispute, acts of terrorism, government requirement, or civil or military authority. The party affected by such an event shall promptly notify the other party in writing. The party so affected shall take reasonable steps to resume performance with the least possible delay.

k. TRX may, in its sole discretion, assign its maintenance and support obligations under this Agreement to a TRX authorized agent so as long as such agent provides maintenance and support services substantially similar to those contracted for under this Agreement. After such assignment Client agrees to look solely to such agent for all on-going maintenance and support of the Services.

l. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument. The Agreement may be executed and delivered by facsimile and the parties agree that such facsimile execution and delivery will have the same force and effect as delivery of an original document with original signatures, and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered into this Agreement as of the Effective Date.

TRX Data Services, Inc.		American Express Travel Related Services Company, Inc.

Signed:	/s/ Lindsey Sykes	Signed:	/s/ VP GM CTO	/s/ Director Infrastructure
Name:	Lindsey Sykes	Name:	VP GM CTO	Director Infrastructure
Title:	EVP Finance	Title:	VP GM CTO	Director Infrastructure

Date:	7/8/04	Date:	28.06.2004	28.06.2004

Exhibit A

Description of DATATRAX Services

DATATRAX™ is a corporate travel data analysis and reporting tool offered to corporate clients as an Internet-based service utilizing an application software provider (ASP) model.

DATATRAX™ provides the tools needed to analyze the datasets generated by TRX Data Services data consolidation service. DATATRAX™ contains a standard suite of reports and report qualifiers. The qualifiers (e.g. date range, data source, country of booking, etc.) allow the Client to limit the scope of the reports. Additionally, the standard reports have options that affect certain characteristics (such as sort criteria, number of reported items, and amount of additional detail.)

DATATRAX™ provides the Client the capability to graph, analyze (OLAP), and further filter the data.

Client acknowledges and agrees that it has seen a demonstration of DATATRAX™ and that Client is accepting DATATRAX™ AS IS.

Exhibit B

Service Specifications

1.	Database Delivery:

a)	TRX will download Amadeus Interface Record (AIR) feed data overnight and deliver it to Client for reporting the following morning.

b)	Client will forward to TRX a * of refund data which TRX shall incorporate into the dataset within three business days of receipt.

c)	Client will forward to TRX a * hierarchy update which TRX shall incorporate into the dataset within three business days of receipt. Changes to the hierarchy structure may require additional time for incorporation. In such event, TRX will provide notice of the revised timeframe.

d)	All data will be delivered through the DATATRAX reporting tool.

e)	New or significantly modified data feeds require a forty-five (45) day implementation period after receipt of usable data.

2.	Enhancements: Client will be provided with enhancements to DATATRAX Services as they are made available to all TRX customers.

3.	Support: TRX will provide support to Client’s designated operational representative in accordance with Section 5 herein.

4.	Reports: DATATRAX will include the following reports in accordance with Section 2(c).

Report Description
1)	Monitoring volume of Etickets vs. Paper tickets on a customer and agency level

2)	Monitoring volume of “Pay-as-you - fly” bookings on a customer level

3)	Monitoring volume of booked non-GDS hotel segments vs. GDS hotel segments on a customer and agency level

4)	Monitoring number of trip update activities for a booking on a customer and agency level

5)	Monitoring distribution channel of booking order on a customer and agency level

6)	Monitoring usage of Amex-GO POS tool

7)	Search of expired bookings in GDS

8.1	Monitoring number and volume of booked suppliers by segments, coupons and/or tickets: Air, Car, Hotel

8.2	Monitoring number and volume of booked suppliers by segments, coupons and/or tickets, rail and refund notes

* CONFIDENTIAL TREATMENT REQUESTED

9)	Flexible emergency reporting based on customer and/or emergency case

10)	List of all Hotel transactions (GDS and non-GDS) including volume on a customer level

11)	List of all car transactions including volume on a customer level

12)	List of all rail transactions on a customer level

13)	List of all WebFare transactions

Please note:	Client is responsible for guaranteeing that all necessary fields to complete these reports are available in the AIR feed. TRX will prepare mock up reports based on the Reporting Requirements V2.1 dated November 3, 2003 and provide for Client written approval prior to beginning programming.

5.	Project Plan: Within 30 days of the commencement of implementation, TRX and Client will mutually agree on a project plan and timeline. Full Production will begin no later than July 1, 2004, following at least two weeks of testing. All milestones, deadlines and completion dates, including the April 1, 2004 Full Production deadline, shall be extended by the number of days of any delay caused directly or indirectly by Client, including but not limited to: a) any changes in agreed requirements after approval by Client or b) any new requirements provided by Client after January 15, 2004.

6.	Penalties: Should TRX fail to meet the agreed upon deadline, the following penalty fees will be applied daily until Full Production is achieved:

Reports Not Provided	Penalty Fee
One to two reports	*
Three to five reports	*
Six to ten reports	*
Eleven or more reports	*

*	TRX will not be liable for penalty fees will in the event that the fields necessary to complete any or all reports are not available in the AIR data feed or in the event of delay caused by Client.

7.	Additional Services: Client may request and TRX, in its sole discretion, may provide other services for which additional fees will apply.

* CONFIDENTIAL TREATMENT REQUESTED

Exhibit C

Form of Work Order

For:	Invoice	#

Address:

Work:
Phone:
Fax:
Date:

Description of Services	Hours		Amount

Subtotal
Total Due

Approved: Client Signature: Date:

Client Title:

Exhibit D

Contact Information

Designation of Client Representatives:

Operational Representative:

Name: Torsten Wolf

Title: Manager, Corporate Travel Solution

Mailing Address: ________________

_______________________________

_______________________________

Office Phone:     *

Fax: _________________________

E-mail Address:     *

Legal:

Name: Sarah Wynn _______________________

Title: Legal Counsel ________________________

Mailing Address: ________________

200 Vessey Street New York, NY 10005

Office Phone:     *

Fax: _________________________

E-mail Address:     *

Accounting: Please designate the appropriate contact and address for invoicing.

Name: _Torsten Wolf ____________

Title: __Manager, Corporate Travel Solution

Mailing Address: ________________

Office Phone: –     *

Fax: _________________________

E-mail Address: _________________

* CONFIDENTIAL TREATMENT REQUESTED

Exhibit E

Service Fees

Please note: All fees are stated in US dollars.

1. One-time Implementation Fee	*

Includes integration of the AIR feed into DATATRAX and programming of all reports outlined in Exhibit A. The initial programming of the branch hierarchy is included as well. Client paid this Implementation Fee upon execution of the term sheet.

4.     *    : Client will prepay     *     Minimum Fees in accordance with Section 6 herein.     *     vary as shown in the table below:

Following Contract Execution	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
Remaining Term	*

5. Transaction Fees: A transaction is defined as a unique PNR, or refund PNR processed via DATATRAX. In the event that the actual number of transactions processed in a calendar month exceed the     *     prepaid by Client for that     *    , the overage will be billed in arrears in accordance with Section 6 herein. Transaction fees vary based on actual     *     transaction volume as shown below:

* Transactions	Transaction Fee
*	$	*
*	$	*
*	$	*

* CONFIDENTIAL TREATMENT REQUESTED

6. Annual Maintenance Fees

AnnualMaintenance Fee for up to 15 Internal Client Users	*

TRX will provide an annual one day training session to include up to 15 individuals, on DATATRAX, any additional training will be provided at     *     a day and all training will be conducted via Web-Ex. Fees for additional internal Client users will be mutually agreed upon in writing.

Annual Maintenance Fees are due on or before April 1st of each year for the term of this Agreement.

7. Fees for Additional Services:

Additional Support Hours	* per hour, two hour minimum
Ad Hoc Reporting	* per hour and execution of Work Order
Data Analysis Support	* per hour, one hour minimum
Filter Modifications	* per hour and execution of Work Order
Custom Report Development	* per hour and execution of Work Order
Custom Report Modifications	* per hour and execution of Work Order
Changes to Branch Hierarchy	* per hour and execution of Work Order
Other Services	Contact TRX for a quote

* CONFIDENTIAL TREATMENT REQUESTED